Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kyivstar Group Ltd. on Form S-8 of our report dated April 2, 2025, with respect to our audits of the combined financial statements of VEON Holdings B.V. as of December 31, 2024 and 2023 and for the years then ended. Our report includes an explanatory paragraph as to VEON Holdings B.V.’s ability to continue as a going concern and an emphasis of matter paragraph relating to the basis of combination to the combined financial statements.

/s/ UHY LLP

Melville, NY

February 6, 2026